Zumiez Inc. Reports December 2012 Sales Results

LYNNWOOD, WA -- (Marketwire - January 03, 2013) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the five-week period ended December 29, 2012 increased 15.0% to $120.3 million, compared to $104.6 million for the five-week period ended December 31, 2011. The Company's comparable store sales decreased 1.0% for the five-week period versus a comparable store sales increase of 10.0% in the year ago period.

To hear the Zumiez prerecorded December sales message, please dial (201) 689-8483 or (877) 523-5612, followed by the passcode # 986439 (ZUMIEZ).

About Zumiez Inc.

Zumiez is a leading multi-channel specialty retailer of action sports related apparel, footwear, equipment and accessories, focusing on skateboarding, snowboarding, surfing, motocross and BMX for young men and women. As of December 29, 2012 we operated 502 stores, 474 in the United States, 20 in Canada, and 8 in Europe. In the United States and Canada we operate under the name Zumiez and in Europe we operate under the name Blue Tomato. Additionally, we operate ecommerce web sites under www.zumiez.com and www.blue-tomato.com.

Company Contact:
Brian Leith
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1610

Investor Contact:
ICR
Brendon Frey
(203) 682-8200